Exhibit 99.1

Contact:	Amedisys, Inc.	Amedisys, Inc.
	Senior Vice President - Finance	Chief Financial Officer
	Thomas J. Dolan	Dale E. Redman
	225.292.2031	225.292.2031
	tdolan@amedisys.com	dredman@amedisys.com

AMEDISYS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE INTEGRICARE, INC.

TRANSACTION WOULD PROVIDE AMEDISYS ENTRY INTO EIGHT NEW STATES AND ADD 19

NEW LOCATIONS, INCLUDING FIVE IN CERTIFICATE OF NEED STATES

BATON ROUGE, Louisiana (August 6, 2007)—Amedisys, Inc. (Nasdaq: “AMED”), one of America’s leading home health nursing companies, today announced that it has entered into a definitive agreement to acquire the home health and hospice assets of IntegriCare, Inc., which generated approximately $54 million in revenue, including over $12 million in hospice revenue, for the twelve month period ended June 30, 2007.

IntegriCare operates 19 home health locations in nine states, including Alaska, Colorado, Idaho, Kansas, New Hampshire, Oregon, Wyoming, and the Certificate of Need (CON) states of Washington and West Virginia. Hospice services are provided in 11 of the locations, and five of the locations are operated through joint ventures with local hospitals.

“We are very pleased with this acquisition opportunity,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “The agencies to be acquired have historically generated strong profits and maintain market leadership positions in many of the areas they serve. In addition, five of the locations are in CON states. Importantly, this transaction affords us entry into eight new states, positioning us well for future de novo growth in these areas. Beyond home health, this transaction will also provide a moderate expansion to our existing hospice business, an area we expect to contribute to our long-term growth goals. The acquisition clearly furthers Amedisys’ strategic vision to be the leading provider of home health services.”

“With respect to the proposed CMS reimbursement changes, it should be noted that our due diligence included an analysis of the expected impact of these changes on the existing IntegriCare business,” concluded Mr. Borne.

The transaction is contingent on a number of closing conditions, including regulatory approval. The acquisition is expected to close on September 1, 2007. However, due to regulatory issues associated with West Virginia CON requirements, the West Virginia agencies are not expected to close until some time in the fourth quarter of 2007.

The transaction purchase price is $68 million, and is being funded with $56 million in cash and a $12 million note payable over three years. Due to transition related costs and the prolonged closing of the West Virginia agencies, the acquisition is not expected to add materially to earnings in 2007.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently

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involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com

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